EXHIBIT I

AMENDMENT NO. 7 TO STOCKHOLDERS' AGREEMENT

AMENDMENT NO. 7 (this “Amendment”), effective as of September 2, 2009, to that certain STOCKHOLDERS’ AGREEMENT (the “Stockholders’ Agreement”), dated November 22, 1995, as amended by that Amendment No. 1, effective September 11, 1996, and as amended by that Amendment No. 2, effective as of December 10, 1996, and as amended by that Amendment No. 3, effective as of February 4, 1997, and as amended by that Amendment No. 4, effective as of June 30, 2000, and as amended by that Amendment No. 5, effective as of April 5, 2002, and as amended by that Amendment No. 6, effective as of December 17, 2004 by and among Leonard A. Lauder, Ronald S. Lauder, William P. Lauder, Gary M. Lauder, LAL Family Partners L.P., The Ronald S. Lauder Foundation, Gary M. Lauder as Custodian under the New York Uniform Transfers to Minors Act f/b/o Rachel Lauder, Gary M. Lauder as Custodian under the New York Uniform Transfers to Minors Act f/b/o Danielle Lauder and the trustees of the various trusts set forth on the signature pages hereof (hereinafter collectively referred to as the “Stockholders”), and THE ESTÉE LAUDER COMPANIES INC., a corporation organized under the laws of the State of Delaware (the “Corporation”). Capitalized terms defined in the Stockholders’ Agreement and not otherwise defined herein being used herein as therein defined.

W I T N E S S E T H :

WHEREAS, the Stockholders desire to amend the Stockholders’ Agreement to (i) delete certain Stockholders as parties thereto, (ii) provide for certain additional Permitted Transfers thereunder and (iii) clarify the rights of certain Stockholders party thereto.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

Article 1.	Amendment.

(a)       Amendment. The Stockholders’ Agreement is hereby amended to delete The Rockefeller Trust Company as a party to the Stockholders’ Agreement.

(b)       Amendment to Section 2.1. Section 2.1 of the Stockholders’ Agreement is hereby amended and restated in its entirety to read as follows:

“2.1. Public Sales and Certain Gifts, Bequests and Distributions. Any Stockholder may Transfer shares of Class A Common Stock pursuant to a widely distributed public offering of such shares registered under the Securities Act of 1933, as amended (the “Securities Act"), or pursuant to Rule 144 (or any successor rule or regulation to Rule 144) under the Securities Act, without regard to the limitations imposed by this Agreement. In addition, any Stockholder may Transfer to persons who are not Family Members (as defined below) shares of Class A Common Stock in connection with a marital dissolution of such Stockholder’s marriage or by gift, bequest or, in the case of Stockholders who are the trustees of a Family Controlled Trust (as defined below) or the executors of the estate of a Lauder Descendant (as defined below), by distribution from such Family Controlled Trust or such estate to one or more beneficiaries thereof who are not Family Members without regard to the limitations imposed by this

Agreement; provided, however, that the aggregate amount of shares of Class A Common Stock so Transferred by any one Stockholder to all such transferees of that Stockholder in a 90-day period may not exceed 1% of the outstanding Shares. When two or more Stockholders act in concert for the purpose of making gifts or distributions of shares of Class A Common Stock to a person who is not a Family Member (including his, her or its affiliates that are not Family Members), such shares shall be aggregated for the purposes of the limitation in the immediately preceding sentence. For purposes of this Section 2.1, the trustees of a Family Controlled Trust in their capacity as trustees of such Family Controlled Trust shall be deemed to be a single Stockholder and the executors of the estate of a Lauder Descendant in their capacity as executors of such estate shall be deemed a single stockholder.”

(c)       Amendment to Section 2.2. Section 2.2 of the Stockholders’ Agreement is hereby amended by replacing the period after “an undertaking in substantially the form attached hereto as Exhibit A” with “; provided, further, that, notwithstanding anything to the contrary in this Section 2.2, the trustees, in their respective capacities as such, of a Family Controlled Trust the primary beneficiary of which is a Spouse of a Lauder Descendant that are not parties to this Agreement in their capacities as trustees of that trust and to whom are Transferred shares of Class A Common Stock from a Stockholder in connection with a marital dissolution of a Lauder Descendant shall not be required to execute and deliver such undertaking solely as a consequence of such Transfer if, immediately after such Transfer, the aggregate amount of shares of Class A Common Stock Transferred by all Stockholders in connection with such same marital dissolution to any Family Controlled Trust the primary beneficiary of which is a Spouse of a Lauder Descendant would be less than 1% of the outstanding Shares (but, for the avoidance of doubt, would be required to execute and deliver such undertaking to the Corporation if they received in such capacity any shares of Class B Common Stock). Notwithstanding the provisions of Section 2.5(c) of this Agreement and solely for purposes of the second proviso of this Section 2.2, the “primary beneficiary” of a Family Controlled Trust will be deemed to be a Spouse of a Lauder Descendant if such Spouse of a Lauder Descendant is the sole income beneficiary and, if principal may be distributed, the sole principal beneficiary of such trust for his or her life.”

(d)	Amendment to Article 4.

(i)        Subsection 4(b) of the Stockholders’ Agreement is hereby amended and restated as follows:

“(b) In the event that a designee of LAL or RSL ceases to be a member of the Board of Directors by virtue of resignation, removal, death or disability, then the Stockholder who designated such person, so long as he has the right to designate a nominee, shall designate another person to fill that vacancy.”

(ii)       Article 4 of the Stockholders’ Agreement is hereby amended by adding the following after clause (d) thereof:

“(e) In the event that LAL is not a member of the Board of Directors for any reason other than his death or disability, he may designate WPL or GML to replace him as a person to be voted a director under subsection (a) of Article 4. In

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the event of LAL’s death or disability after he ceases to be a member of the Board of Directors, LAL shall be deemed to have ceased to be a member of the Board of Directors by reason of such death or disability for purposes of subsection (c) of Article 4.

(f) In the event that RSL is not a member of the Board of Directors for any reason other than his death or disability, he may designate AL or JL to replace him as a person to be voted a director under subsection (a) of Article 4. In the event of RSL’s death or disability after he ceases to be a member of the Board of Directors, RSL shall be deemed to have ceased to be a member of the Board of Directors by reason of such death or disability for purposes of subsection (d) of Article 4.”

Article 2.	Miscellaneous.

(a)       Upon the effectiveness of this Amendment, each reference in the Stockholders’ Agreement to “this agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Stockholders’ Agreement as amended hereby.

(b)       This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the provisions, policies or principles thereof respecting conflict or choice of laws.

(c)       This Amendment shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and to the Stockholders and their respective heirs, personal representatives, successors and assigns.

(d)       This Amendment may not be changed orally, but only by an agreement in writing as signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

(e)       With respect to obligations of trustees who are parties hereto in their capacity as trustees of one or more trusts, this Amendment shall be binding upon such trustees only in their capacities as trustees, not individually and not with respect to any Shares, other than Shares held by them in their capacity as trustees of such trusts.

(f)        This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first above written.

THE ESTÉE LAUDER COMPANIES INC.

By: /s/ Sara E. Moss
Name: Sara E. Moss Title: Executive Vice President and General Counsel

/s/ Leonard A. Lauder
Leonard A. Lauder, (a) individually and (b) as Trustee of The Estée Lauder 2002 Trust

/s/ Ronald S. Lauder
Ronald S. Lauder, (a) individually, (b) as Trustee of The Descendents of RSL 1966 Trust, (c) as Chairman of the Ronald S. Lauder Foundation and (d) as Trustee of The Estée Lauder 2002 Trust

/s/ William P. Lauder
William P. Lauder, (a) individually, (b) as Trustee of the 1992 GRAT Remainder Trust f/b/o William Lauder and (c) as Trustee of the 1992 GRAT Remainder Trust f/b/o Gary Lauder

[SIGNATURE PAGE TO AMENDMENT NO. 7 TO STOCKHOLDERS' AGREEMENT]

/s/ Gary M. Lauder

Gary M. Lauder, (a) individually, (b) as Trustee of the 1992 GRAT Remainder Trust f/b/o William Lauder, (c) as Trustee of the 1992 GRAT Remainder Trust f/b/o Gary Lauder, (d) as custodian under the New York Uniform Transfers to Minors Act for the benefit of Danielle Lauder, (e) as custodian under the New York Uniform Transfers to Minors Act for the benefit of Rachel Lauder and (f) as Trustee of the Gary M. Lauder Revocable Trust u/a/d as of August 10, 2000, Gary M. Lauder, Settlor

/s/ Joel S. Ehrenkranz

Joel S. Ehrenkranz, (a) as Trustee of the 1992 GRAT Remainder Trust f/b/o William Lauder, (b) as Trustee of the 1992 GRAT Remainder Trust f/b/o Gary Lauder and (c) as Vice President and Director of LAL Family Corporation, the sole general partner of LAL Family Partners, L.P.

/s/ Richard D. Parsons

Richard D. Parsons, (a) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Estée Lauder and Joseph H. Lauder, as Grantors, (b) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Ronald S. Lauder, as Grantor, (c) as Trustee of the Aerin Lauder Zinterhofer 2000 Revocable Trust u/a/d April 24, 2000, Aerin Lauder Zinterhofer, as Grantor, (d) as Trustee of the Aerin Lauder Zinterhofer 2004 GRAT and (e) as Trustee of the Jane A. Lauder 2003 Revocable Trust u/a/d November 6, 2003, Jane A. Lauder, as Grantor

[SIGNATURE PAGE TO AMENDMENT NO. 7 TO STOCKHOLDERS' AGREEMENT]

/s/ George W. Schiele
George W. Schiele, as President and Director of LAL Family Corporation, the sole general partner of LAL Family Partners, L.P.

/s/ Ira T. Wender
Ira T. Wender, as Trustee of The Estée Lauder 2002 Trust

/s/ Aerin Lauder Zinterhofer
Aerin Lauder Zinterhofer, as Trustee of The Aerin Lauder Zinterhofer 2008 Grantor Retained Annuity Trust

THE ROCKEFELLER TRUST COMPANY (DELAWARE), as Trustee of the Aerin Lauder Zinterhofer 2004 GRAT

By: /s/ Christine Anne Welch
Name: Christine Anne Welch Title: Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 7 TO STOCKHOLDERS' AGREEMENT]